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                                   EXHIBIT 2.1

June 27, 2000

Mr. Garry Stevens and Mr. Michael McNulty                         VIA FACSIMILE:
Directors
BUFETE  GRUPO  INTERNACIONAL, S.A. de C.V.
Calle Salina Cruz 172
Colonial Pueblo Nuevo
Mexicali, B.C., Mexico    C.P.  21100

Hotel International Advisors
6116 N. Central Expressway
Suite 1313
Dallas, TX 75206

         RE:      PURCHASE OF CLASS "A" COMMON STOCK

Dear Garry and Michael:

         Bufete Grupo Internacional, S.A. de C.V. ("BUFETE"), Hotel International Advisors ("HIA"), and Host Funding, Inc. ("HOST") have agreed, effective this date of June 27, 2000 (the "Effective Date"), to enter into the following agreement; (collectively called the "Parties" and singularly a "Party").

         NOW THEREFORE, for and in consideration of the premises and the agreements and covenants herein set forth, together with the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, this day paid and delivered, the Parties agree as follows:

         1. Bufete/Hotel International Advisors will Assign, Transfer, Set Over, and Deliver (the "INTERESTS") unto Host shares of stock in the entities listed on Exhibit "A" attached hereto, having a fair market value equal to Three Million Dollars ($3,000,000.00). With respect to the Interests, Bufete/HIA guarantees that Host will receive a 15% annual cash return on the original agreed upon $3,000,000.00 fair market value of the Interests, payable and calculated on a semi-annual basis (15% x $3,000,000.00 equals $450,000.00 annually, or
                  $225,000.00 semi-annually), and, in the event Host has not been distributed cash from the Interests in the amount of $225,000.00 during any semi-annual period, Bufete/HIA will, within ten (10) days after the end of any such semi-annual period, pay to Host the amount by which the aggregate of such cash distributions received by Host during said semi-annual period are less than $225,000.00; provided, if during any semi-annual period Host receives cash

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                  distributions from the Interests in excess of $225,000.00, such excess shall inure solely to the benefit of Host.

         2. Simultaneously, Host will cause one million (1,000,000) Class "A" Common Shares to be issued to Bufete/HIA/Hotel International Advisors upon execution of this Letter Agreement and receipt of the transferred Interests.

         3. Within five (5) business days after the Effective Date, Host will deliver to Bufete/HIA the following:

                  (a)      Stock Purchase Agreement;

                  (b)      Investment Letter;

                  (c)      One million (1,000,000) Class "A" Common Shares;

                  (d) Board of Director Minutes approving the transactions herein;

                  (e) Form 10-K for the period ending December 31, 1999, as filed with the Securities and Exchange Commission on April 14, 2000; and

                  (f)      Appropriate Registration Rights Agreement.

         4. Within five (5) business days after the Effective Date, Bufete/HIA will deliver to Host the following:

                  (a) Certificates or other evidence under the sovereign laws of Mexico representing the ownership interest in the shares listed in Exhibit "A";

                  (b)      Copies of all organizational documents;

                  (c) A legal opinion letter that (i) Bufete/HIA has the sole right to transfer the Interests; (ii) the Interests transferred are not encumbered, pledged, or hypothecated to a third party; and (iii) such other corporate documents that Host may reasonably request.

         5. Bufete/HIA WARRANTS AND REPRESENTS to Host that (a) Bufete/HIA is the lawful owner and holder of all rights, title, and interest in the Interest; (b) such right, title, and interest is free from all liens, security interest, and other encumbrances of all kinds; and (c) Bufete/HIA warrants such rights, title, and interests into the Interest to Host against all adverse claims and will agree to FOREVER DEFEND all and singular claims against Host, at Bufete/HIA's sole cost, its successors, and assigns.

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         6.       Due to the special nature of the transactions contemplated by this Letter Agreement, Purchaser and Seller agree that the sole remedy shall be specific performance for either party to enforce its obligations hereunder.

         7. Notice shall be sent to the following Parties by facsimile and certified mail, return receipt requested, as follows:

                                    HOST  FUNDING,  INC.
                                    c/o MacKenzie Patterson, Inc.
                                    1640 School Street, Suite 100
                                    Moraga, California  94556
                                    ATTENTION:  Glen W. Fuller
                                    Chief Operating Officer
                                    Phone:         925 / 631-7929
                                    Facsimile:    925 / 631-9119

                                    BUFETE  GRUPO  INTERNACIONAL, S.A. de C.V.
                                    c/o Hotel International Advisors, LLC
                                    6116 North Central Expressway, Suite 1313
                                    Dallas, Texas  75206
                                    ATTENTION:   Michael S. McNulty
                                    Managing Member
                                    Phone:         214 / 750-0760
                                    Facsimile:    214 / 750-0793

         8. In the event that either Party seeks specific performance of the other Party's obligations hereunder, then venue and jurisdiction shall be in the State of California.

         AGREED TO AS OF THE EFFECTIVE DATE.

BUFETE GRUPO INTERNACIONAL, S.A. de C.V.         HOST FUNDING, INC.

By:      /s/ Garry Stevens                       By:   /s/ Glen W. Fuller
    ------------------------------------             -------------------------
       Garry Stevens, Director                         Glen W. Fuller,
                                                       Chief Operating Officer

HOTEL INTERNATIONAL ADVISORS, LLC

By:   /s/ Michael S. McNulty
   -------------------------------------
         Michael McNulty, Director